Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-108141


                           PROSPECTUS SUPPLEMENT NO. 6
                     TO PROSPECTUS DATED SEPTEMBER 12, 2003

                                  $230,000,000

                             RF MICRO DEVICES, INC.

                1.50% CONVERTIBLE SUBORDINATED NOTES DUE 2010 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


    This prospectus supplement relates to the resale by the selling securityholders of 1.50% convertible subordinated notes due 2010 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

    This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2003 and the prospectus supplements dated September 23, 2003, October 3, 2003, October 14, 2003, October 28, 2003 and November 10, 2003,
which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

                           ---------------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------


           The date of this Prospectus Supplement is November 25, 2003

                             SELLING SECURITYHOLDERS

    The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                                                                           PERCENTAGE
                                PRINCIPAL                                                                      OF
                                AMOUNT OF                                                                  BENEFICIAL
                                MATURITY                     NUMBER OF       TOTAL       SHARES TO BE       OWNERSHIP
                                OF NOTES                     SHARES OF       SHARES      BENEFICIALLY        AFTER
                              BENEFICIALLY    PERCENTAGE    COMMON STOCK   BENEFICIALLY   OWNED AFTER      COMPLETION
                               OWNED THAT      OF NOTES     THAT MAY BE    OWNED PRIOR   COMPLETION OF       OF THIS
                               MAY BE SOLD    OUTSTANDING      SOLD (1)    TO OFFERING   THIS OFFERING      OFFERING (2)
                               -----------    -----------   ------------    -----------   -------------     ------------

NAME
----------------------------
Highbridge International LLC     24,000,000        10.4       3,145,644     3,145,644          0                 0
9 West 57th Street
New York, NY  10019

Merrill Lynch, Pierce,               35,000(3)       *            4,587         4,587          0                 0
Fenner and Smith, Inc.
101 Hudson Street, 9th Floor
Jersey City, NJ  07302


Any other holder of note or future
Transferee, pledgee, donee or successor
(4) (5)

         ------------------
         * Less than 1%

     (1) Assumes conversion of all of the holder's notes at a conversion rate of
131.0685 shares per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 184,406,227 shares of common stock outstanding as of September 2, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     (3) The amounts presented herein are in addition to those reported by the selling securityholder in the accompanying prospectus supplement dated November 10, 2003.

     (4) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

     (5) Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.